EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

MARCH 17, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

MANDATORY CONVERSION OF 6.00% PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, MARCH 17, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it will convert all of its outstanding 6.00% Cumulative Convertible Preferred Stock, par value $0.01 per share, into Chesapeake Energy Corporation Common Stock, par value $0.01 per share, on March 20, 2006 (the “Conversion Date”).

On the Conversion Date, 4.8605 shares of common stock will be issued upon conversion of each share of 6.00% preferred stock and dividends on the preferred stock will cease to accrue. Cash will be paid in lieu of fractional shares of common stock. No payment or adjustment will be made upon conversion of the preferred stock for accrued dividends with respect to the preferred stock or for dividends with respect to the common stock issued upon conversion. There are currently 99,110 shares of preferred stock outstanding.

From and after March 20, 2006, the preferred stock not previously converted will be deemed to be no longer outstanding and all rights of the holders with respect to such preferred stock will terminate, except the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares, as described above.

A Notice of Conversion has been mailed to shareholders of record of the preferred stock as of the close of business on March 15, 2006. The Conversion Agent is UMB Bank, N.A., 928 Grand Boulevard, 13th Floor, Kansas City, Missouri, 64106, telephone (816) 860-7411.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.